Exhibit (n)(2)

SCHEDULE I, DATED OCTOBER 23, 2009,

TO MULTIPLE CLASS OF SHARES PLAN FOR FIDELITY DESTINY PORTFOLIOS

DATED OCTOBER 23, 2009

TRUST/FUND/CLASS	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)
Fidelity Destiny Portfolios:
Fidelity Advisor Diversified Stock Fund:
Class O	None	None	None
Class A*	Front-end	None	0.25
Class T**	Front-end	0.25	0.25
Class B	Contingent deferred	0.75	0.25
Class C	Contingent deferred	0.75	0.25
Institutional Class	None	None	None
Fidelity Advisor Capital Development Fund:
Class O	None	None	None
Class A*	Front-end	None	0.25
Class T**	Front-end	0.25	0.25
Class B	Contingent deferred	0.75	0.25
Class C	Contingent deferred	0.75	0.25
Institutional Class	None	None	None

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*Class A purchases of $1 million or more may be subject, upon redemption, to a contingent deferred sales charge that declines over 2 years from 1.00% to 0%.

**Class T purchases of $1 million or more may be subject, upon redemption, to a contingent deferred sales charge of 0.25% if redeemed less than one year after purchase.